Insure.com	News Flash!

8205 South Cass Avenue, Darien, Illinois 60561    Telephone (630) 515-0170

FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@insure.com

Insure.com, Inc. Reports Second
Quarter 2009 Financial Results

•	Revenues flat at $4.1 million in Q2 2009
•	Quarterly net loss is $240,000, compared to net profit of $57,000 in Q2 2008
•	Year to date operating loss shrinks to $184,000 vs. loss of $670,000 in 2008
•	Year to date net loss reduced to $47,000, compared to net loss of $456,000 in 2008

DARIEN, Illinois (July 29, 2009)  -- Insure.com, Inc. (Nasdaq: NSUR), the only place on earth where you can get auto, life, health, home and business insurance quotes from over 100 leading companies and have the freedom to buy from the company of your choice, today announced financial results for the second quarter and six months ended June 30, 2009.

Financial Results

Insure.com reported revenues of $4.10 million for the second quarter of 2009, an increase of 1.2 percent from revenues of $4.06 million for the same quarter of 2008.  The net loss for the quarter was $240,000, or $0.04 per share, compared to a profit of $57,000, or $0.01 per share, for the second quarter of 2008.

“Soft new policy production in a weak U.S. life insurance market hampered our top line revenue in the second quarter of 2009,” said Robert Bland, chairman and CEO.  “Economic uncertainties could have played a role in causing us to fall short of our paid policy goals in the second quarter.  Nevertheless, our six-month financial performance for 2009 is markedly better than that of 2008.  Net loss for the first six months of 2009 was $47,000 vs. a net loss of $456,000 during the first half of 2008.  Rising life insurance premiums, which are now being effected throughout the life insurance industry for the first time in 12 years, should help our commission-oriented business model going forward.”

Phil Perillo, chief financial officer, remarked, “For the first six months of 2009, revenue is holding up well, which is excellent news considering that we reduced ad spending by 32 percent.  Our 2009 first half marketing and operations expenses are down 5 percent, while investment income for six months was down 36 percent due to the low interest rate environment.  Commission receivables, which represent commissions due on in-force policies from customers who’ve elected to pay for their life insurance on a monthly, quarterly or semi-annual basis instead of paying annually, jumped 19 percent to $3.5 million at June 30, 2009, compared to $2.9 million at June 30, 2008.”

Continued…

Insure.com has a strong balance sheet with no debt.  Cash and investments in marketable securities totaled $9.0 million at June 30, 2009, and depreciation and amortization charges were $209,000 for the second quarter of 2009 compared to $200,000 for the second quarter of 2008.

Stockholders’ equity amounted to $16.4 million at June 30, 2009, as compared to $16.4 million at December 31, 2008.

About Insure.com
Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers.  Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown.  Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source.  Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies.  We also generate advertising revenues from the sale of Web site traffic to various third parties.  Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.

Cautions about Forward-Looking Statements
This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict.  Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue.  The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information.  More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 which is on file with the United States Securities and Exchange Commission.

INSURE.COM, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Commissions and fees	$4,105	$4,056	$8,128	$8,023

Expenses:
Selling & marketing	982	1,028	1,575	2,309
Operations	2,343	1,997	4,639	4,232
General & administrative	880	873	1,700	1,744
Depreciation & amort.	209	200	398	408
Total expenses	4,414	4,098	8,312	8,693
Operating income (loss)	(309)	(42)	(184)	(670)

Investment income (net)	69	99	137	214

Net income (loss)	$(240)	$57	$(47)	$(456)

Net income (loss) per common
share, basic and diluted	$(0.04)	$0.01	$(0.01)	$(0.06)

Diluted average common
shares and equivalents
outstanding	6,764	7,151	6,767	7,197

SELECTED BALANCE SHEET DATA
(In thousands)

	June 30,	December 31,
	2009	2008

Cash and equivalents	$1,037	$927
Investments	7,997	8,054
Commissions receivable	3,455	2,902
Intangibles and goodwill	4,459	4,681
Other assets	1,541	1,755
Total assets	$18,489	$18,319

Total current liabilities	$2,126	$1,957
Total stockholders' equity	16,363	16,362
Total liabilities &
stockholders' equity	$18,489	$18,319